STEPHEN E. EWING, FORMER VICE CHAIRMAN OF DTE ENERGY,
JOINS CMS ENERGY AND CONSUMERS ENERGY BOARDS OF DIRECTORS

JACKSON, Mich., July 1, 2009 – Stephen E. Ewing, former vice chairman of DTE Energy and a 35-year veteran of the energy industry, has been elected, effective today, to CMS Energy’s Board of Directors. Ewing also is joining the Board of Directors of Consumers Energy, the principal subsidiary of CMS Energy.

The addition of Ewing to the Boards is in anticipation of the mandatory retirement of two directors, which will take place in 2010. Ewing will serve on the Boards’ Compensation and Human Resources Committees and Finance Committees.

Ewing retired from DTE Energy as vice chairman in 2006. He had a 30-year career with MCN Energy and its subsidiaries, including Michigan Consolidated Gas Company (MichCon), before MCN was acquired by DTE Energy in 2001. He joined MichCon in 1971 and held a series of increasing responsible positions. Ewing was serving as the president and chief executive officer of MichCon at the time that DTE Energy acquired MCN.

Ewing also serves on the board of directors of the publicly traded National Fuel Gas Company. He is the chairman of The Skillman Foundation, chairman of AAA Michigan, and vice chairman of the Auto Club Group. In addition, he also is a member of the board of the Early Childhood Investment Corporation, a Michigan nonprofit organization.

Ewing earned a bachelor of arts degree from DePauw University, a master’s degree in business administration from Michigan State University, and completed the Advanced Management Program at Harvard University.

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business and also owns and operates independent power generation businesses.

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For more information on CMS Energy, please visit our web site at: www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590